UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

March 28, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”), to be held at 10:00 a.m. (EDT) on Thursday, May 22, 2003, at Kindred’s offices at 680 South Fourth Street, Louisville, Kentucky 40202-2412.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the Proxy Statement your careful attention.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. Please refer to the enclosed voting form for instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of the Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Edward L. Kuntz

Chairman of the Board and Chief

Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202-2412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2003

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 10:00 a.m. (EDT) on Thursday, May 22, 2003 at Kindred’s offices at 680 South Fourth Street, Louisville, Kentucky 40202-2412 for the following purposes:

(1)	To elect a board of eight directors; and

(2)	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 26, 2003 will be entitled to vote at the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

Edward L. Kuntz

Chairman of the Board and Chief

Executive Officer

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2003

GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Kindred Healthcare, Inc. (“Kindred” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m. (EDT) on May 22, 2003, at the Company’s offices at 680 South Fourth Street, Louisville, Kentucky 40202-2412, and at any adjournment or postponement thereof. Only shareholders of record on the books of the Company at the close of business on March 26, 2003 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is dated March 28, 2003 and was first mailed to shareholders on or about April 2, 2003.

Proxies are solicited by the Board of Directors in order to provide each shareholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented by the proxy card will be voted by the proxy holders named on the proxy card in accordance with the shareholder’s directions. You are urged to specify your choice by marking the appropriate box on the proxy card. If the proxy card is signed and returned without specifying a choice, the shares will be voted as recommended by the Board of Directors.

The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and proxy card will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. Furthermore, the Company may retain an investor relations firm to solicit proxies by telephone or mail. Kindred will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s common stock.

Revocability of Proxy

Executing and returning the enclosed proxy card will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby effectively canceling any proxies previously given. In addition, a shareholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Corporate Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

Voting Rights and Outstanding Shares

Each share of common stock, $0.25 par value (“Common Stock”), of the Company outstanding at the close of business on March 26, 2003 is entitled to one vote at the Annual Meeting. As of March 26, 2003, there were 17,648,857 shares of Common Stock outstanding.

The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting. The vote of a plurality of the outstanding shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy will be necessary to approve any other matters that may come before the Annual Meeting for shareholder consideration. Abstentions and proxies relating to “street name” shares for which brokers have not received voting instruction from the beneficial owner (“Broker Non-Votes”) are counted in determining whether a quorum is present. In the election of directors, the nominees receiving the highest number of votes will be elected. Therefore, abstentions or Broker Non-Votes for a director-nominee will have no effect. With respect to any matters submitted to the shareholders for their consideration other than the election of directors, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas Broker Non-Votes will have no effect in determining whether any such proposal has been approved by the shareholders. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether or not a quorum is present.

BACKGROUND INFORMATION

On May 1, 1998, Ventas, Inc. (“Ventas”) completed the spin-off of its healthcare operations to its stockholders through the distribution of the Company’s former common stock (the “Spin-off”). In anticipation of the Spin-off, the Company was incorporated on March 27, 1998 as a Delaware corporation.

On September 13, 1999, the Company filed voluntary petitions for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From the date of the bankruptcy filing until it emerged from bankruptcy, the Company operated its businesses as a “debtor-in-possession” subject to the jurisdiction of the bankruptcy court. The bankruptcy court approved the Company’s Fourth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) which became effective on April 20, 2001 (the “Effective Date”).

Pursuant to the Plan of Reorganization, the Company issued to certain claimholders, including senior creditors and Ventas, in exchange for their claims: an aggregate of (1) $300 million of senior secured notes, (2) 15,000,000 shares of Common Stock, (3) 2,000,000 Series A warrants to purchase Common Stock, and (4) 5,000,000 Series B warrants to purchase Common Stock. The Company also entered into amended and restated master lease agreements with Ventas covering 210 of the nursing centers and 44 of the hospitals that the Company operated. As part of the Plan of Reorganization, the Company’s then existing senior indebtedness and debt and equity securities were canceled. As a result of the exchange described above, the holders of certain claims acquired control of the Company and the holders of the Company’s former common stock relinquished control. In addition, the Company changed its name to Kindred Healthcare, Inc. and a new board of directors, including representatives of the principal security holders following the exchange, was appointed.

PROPOSAL TO ELECT DIRECTORS

The Board of Directors of the Company (the “Board” or the “Board of Directors”) currently consists of seven persons. The Board of Directors has nominated the eight persons listed below to be elected as directors at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the bylaws, until his successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom with the exception of Dr. Cooper and Mr. Diaz are presently directors of the Company, together with certain information concerning the nominees, are set forth below. Dr. Cooper and Mr. Diaz are being nominated to fill one vacancy on the Board and to fill a new Board position created by the adoption of a resolution expanding the Board from seven to eight members.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees For Director

EDWARD L. KUNTZ (57) has served as the Company’s Chairman of the Board and Chief Executive Officer since January 1999. He served as the President, Chief Operating Officer and a director of the Company from November 1998 to January 1999. He served as President of the Company until January 2002. Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term healthcare, from 1992 to 1997. After leaving Living Centers of America, Inc., he served as an advisor and consultant to a number of healthcare services and investment companies and was affiliated with Austin Ventures, a venture capital firm. In addition, Mr. Kuntz served as Associate General Counsel and later as Executive Vice President of ARA Living Centers, a long-term healthcare provider, until the formation of Living Centers of America, Inc. in 1992. Mr. Kuntz is a director of Rotech Healthcare, Inc., a provider of home medical equipment and related products and services and Castle Dental Centers, Inc., a manager and operator of integrated dental networks.

JAMES BOLIN (44) has served as a director of the Company since April 2001. Since October 2002, Mr. Bolin has served as a consultant to Appaloosa Management L.P. From 1995 through October 2002, Mr. Bolin served as Vice President and Secretary of Appaloosa Management L.P., a private investment partnership and an affiliate of the Company. Mr. Bolin serves as a director of Inamed Corporation, a global surgical and medical device company, and NTL Incorporated, a provider of a wide range of communication services in the United Kingdom and Ireland. (1)

THOMAS P. COOPER, M.D. (58) is the founder, Chairman and Chief Executive Officer of Vericare, Inc., a provider of mental health services to patients in long-term care facilities since 1991. Dr. Cooper also is an adjunct professor at the Columbia University School of Business. From November 2000 to December 2001, Dr. Cooper was the Chief Executive Officer of Oncall Healthcare, Inc., a start-up venture that provided nurse triage services. He also was the founder and Chief Executive Officer of Cove Healthcare, Inc., a provider of physician hospitalists to acute care hospitals from June 1997 to November 1999. Dr. Cooper serves as a director of UICI, a seller of health insurance to students and the self-employed, and Hanger Orthopedics Group, Inc., the largest operator of orthotic and prosthetic patient-care centers in the United States.

PAUL J. DIAZ (41) has served as the President and Chief Operating Officer of the Company since January 2002. From 1996 to July 1998, he served in various executive capacities with Mariner Health Group, Inc. (“Mariner Health”), a long-term healthcare provider, most recently as Executive Vice President and Chief Operating Officer. Prior to joining Mariner Health, Mr. Diaz was Chief Executive Officer of Allegis Health Services, Inc., a long-term healthcare provider, where he also previously served as Chief Financial Officer and General Counsel. Since leaving Mariner Health and prior to joining the Company, he served as the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm specializing in healthcare restructurings and as Chairman and Chief Executive Officer of Capella Senior Living, LLC, a start-up venture to provide long-term healthcare services.

MICHAEL J. EMBLER (38) has served as a director of the Company since July 2001. Since July 2001, Mr. Embler has been Vice President of Franklin Mutual Advisers, LLC, an investment advisory firm and an affiliate of the Company. From October 1992 to May 2001, he served in various positions with Nomura Holding America, Inc., most recently as Managing Director. (2)

GARRY N. GARRISON (56) has served as a director of the Company since April 2001. From 1997 to 2000, Mr. Garrison served as Senior Vice President of Dynamic Healthcare Solutions, Inc., a venture capital firm specializing in high-growth, health related businesses. From 1996 to 1997, he served as President and Chief Executive Officer, Specialty Services Division of the Foundation Health Systems, Inc., an integrated managed care organization, overseeing operations for various specialty services companies. Mr. Garrison also served as President and Chief Operating Officer of Integrated Pharmaceutical Services from 1994 to 1996. (1)(3)

ISAAC KAUFMAN (55), a certified public accountant, has served as a director of the Company since April 2001. Since September 1998, Mr. Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center. From February 1998 to September 1998, he served as the Chief Financial Officer of Bio Science Contract Production Corp., a contract manufacturer of bulk pharmaceuticals and biologics. Mr. Kaufman also served as Chief Financial Officer of VSI Group, Inc. from October 1996 to February 1998. Mr. Kaufman serves as a director of TransWorld Entertainment Corporation, a leading specialty retailer of music and video products. (1)(2)

JOHN H. KLEIN (56) has served as a director of the Company since April 2001. Since 2001, Mr. Klein has served as Chairman and Managing Director of True North Capital, a private equity fund. He has been the Chairman and Chief Executive Officer of Strategic Business and Technology Solutions, LLC, a strategic business and technology advisory firm, since June 1998. Mr. Klein also has served as the Chairman and Chief Executive Officer of BI Logix, Inc., a business intelligence software solutions company, since May 1998. In addition, he has served as Chairman and Chief Executive Officer of DentalLine.com, a group benefit and internet company, since July 1999. From March 1998 to August 2000, he served as Director and Vice Chairman of Image Vision, a developer and marketer of imaging systems and products. Mr. Klein also served as Chairman and Chief Executive Officer of the MIM Corporation, a provider of pharmacy benefit services, from 1996 to May 1998. Mr. Klein is a director of Novadel Pharma Inc., a developer of novel application drug delivery systems. (1)(2)(3)

(1)	Member of the Audit and Compliance Committee, of which Mr. Kaufman and Mr. Klein serve as Co-Chairmen.
(2)	Member of the Nominating and Governance Committee, of which Mr. Klein is Chairman.
(3)	Member of the Executive Compensation Committee, of which Mr. Klein is Chairman.

As noted above, Mr. Diaz served as Executive Vice President and Chief Operating Officer of Mariner Health until July 1998. On July 31, 1998, Paragon Health Network, Inc., the predecessor to Mariner Post-Acute Networks, Inc. (“Mariner Post-Acute”) acquired Mariner Health. Similar to the Company and several other long-term healthcare providers, Mariner Post-Acute and substantially all of its subsidiaries, including Mariner Health, filed voluntary petitions under Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 18, 2000.

The information contained in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2003.

SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2002, the Board of Directors held 13 meetings, including five regular and eight special meetings. Each director attended more than 75% of the total number of meetings of the Board and the committees on which each served. The Board of Directors has established an Audit and Compliance Committee, an Executive Compensation Committee and a Nominating and Governance Committee. Each committee has a written charter.

Audit and Compliance Committee.    The Audit and Compliance Committee held eight meetings during 2002. The Audit and Compliance Committee assists the Board of Directors in monitoring (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent auditor’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent auditors; and (4) the Company’s compliance with applicable laws, regulations and policies. The charter for the Audit and Compliance Committee, which has been adopted by the Board of Directors, is included as Appendix A to this Proxy Statement.

Executive Compensation Committee. The Executive Compensation Committee held six meetings in 2002. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community to ensure that the Company’s key executives, officers and Board members are compensated in accordance with the Company’s overall compensation policies and executive compensation policy. This Committee recommends and approves compensation policies, programs and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered.

Nominating and Governance Committee. The Nominating and Governance Committee held one meeting in 2002. The Nominating and Governance Committee assists the Board of Directors by (1) identifying individuals qualified to become Board members, and to approve the director nominees for the Board of Directors; (2) recommending to the Board nominees for each committee; (3) leading the Board in its annual review of the Board’s performance; and (4) recommending to the Board the corporate governance guidelines applicable to the Company. The Nominating and Governance Committee will consider nominees recommended by stockholders. Stockholders interested in making a recommendation should deliver a written recommendation to the Corporate Secretary of the Company at the Company’s corporate office.

COMPENSATION OF DIRECTORS

From January 1 through June 30, 2002, non-employee directors of the Company received $2,000 for each Board meeting attended and $1,000 for each committee meeting attended. Beginning in the third quarter of 2002, non-employee directors received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended unless the meeting was held telephonically. Each non-employee director received $500 for each telephonic meeting of the Board or any committee since July 1, 2002. In addition, non-employee directors received a $2,500 retainer for each calendar quarter that they served as a director.

Pursuant to the Company’s Stock Option Plan for Non-Employee Directors (the “Directors Plan”), the Company issues, on January 1 of each year during the term of the Directors Plan, an option to purchase 3,000 shares of Common Stock to each non-employee director. Accordingly, on January 1, 2002, each non-employee director received an option to purchase 3,000 shares of Common Stock having an exercise price of $52.00 per share. All of these options are exercisable in four equal annual installments beginning on the first anniversary of their grant date and have a ten year term.

In addition, upon the appointment or election of a person as a non-employee director for the first time, such director will receive a one-time grant of an option to purchase 10,000 shares of Common Stock under the Directors Plan. These options will have an exercise price equal to the fair market value of the Common Stock on the date the option is granted and vest in equal annual installments over four years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock and the Company’s Series A and Series B warrants, as of January 31, 2003, by (1) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (2) each person who is a director or nominee for director, (3) each of the Company’s Named Executive Officers (as defined herein), and (4) all of the persons who are directors and executive officers of the Company, as a group.

	Amount and Nature of Beneficial Ownership (1)			Percent of Class
Name of Beneficial Owner	Common Stock	Series A Warrants	Series B Warrants	Common Stock	Series A Warrants	Series B Warrants
Directors, Nominees and Named Executive Officers
Edward L. Kuntz	170,000	—	—	*	—	—
James Bolin	—	—	—	—	—	—
Thomas P. Cooper, M.D.	—	—	—	—	—	—
Michael J. Embler (2)	5,047,831	560,242	1,400,603	25.7	28.0	28.0
Garry N. Garrison	3,250	—	—	*	—	—
Isaac Kaufman	3,250	—	—	*	—	—
John H. Klein	3,250	—	—	*	—	—
David A. Tepper (3)	5,001,821	720,398	1,800,996	24.8	36.0	36.0
Paul J. Diaz	25,000	—	—	*	—	—
Frank J. Battafarano	42,205	—	—	*	—	—
Richard A. Lechleiter	25,120	—	—	*	—	—
Richard E. Chapman	43,895	—	—	*	—	—

All Directors and Executive Officers as a Group (17 persons) (4)	10,337,460	1,280,640	3,201,599	46.3	64.1	64.1

Other Security Holders with More than 5% Ownership
Appaloosa Management L.P., Appaloosa Partners, Inc. and David A. Tepper (3)	5,001,821	720,398	1,800,996	24.8	36.0	36.0
Stephen Feinberg (5)	1,355,621	—	—	7.7	—	—
Franklin Mutual Advisers, LLC (6)	5,047,831	560,242	1,400,603	25.7	28.0	28.0
Ventas, Inc. and Ventas Realty, Limited Partnership (7)	920,814	—	—	5.2	—	—

* Denotes less than 1%.

(1)	Includes shares subject to options or warrants and which are exercisable within 60 days from January 31, 2003. Other than shares subject to warrants as expressly indicated in the table, the number of shares of Common Stock that may be acquired through exercise of options, which are exercisable as of, or within 60 days after, January 31, 2003, are as follows: Mr. Kuntz – 45,000 shares; Mr. Embler – 3,250 shares; Mr. Garrison – 3,250 shares; Mr. Kaufman – 3,250 shares; Mr. Klein – 3,250 shares; Mr. Tepper – 3,250 shares; Mr. Diaz – 25,000 shares; Mr. Lechleiter – 7,900 shares; Mr. Chapman – 12,833 shares; and Mr. Battafarano – 11,300 shares. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock and/or warrants beneficially owned by them. Mr. Lechleiter’s total includes 50 shares held jointly with his spouse.

(2)

Mr. Embler disclaims beneficial ownership of shares held by Franklin Mutual Advisers, LLC (“FMA”). In addition, Mr. Embler disclaims beneficial ownership of shares underlying options issued by the Company. Mr. Embler is a Vice President of FMA and serves on the Board at the request of FMA. In accordance with FMA’s internal policy, all cash and non-cash compensation issued to Mr. Embler in connection with his service on the Board of Directors has or will be distributed directly to the advisory clients of FMA. See note 6 below.

(3)	Based on a Schedule 13D/A jointly filed by Appaloosa Management L.P., Appaloosa Partners, Inc. and David A. Tepper dated October 21, 2002 with the Securities and Exchange Commission (the “SEC”) and a Form 4 jointly filed with the SEC by Appaloosa Management L.P., Appaloosa Partners, Inc., and David A. Tepper. According to these filings, Mr. Tepper is the sole stockholder and President of Appaloosa Partners, Inc. Appaloosa Partners, Inc. is the general partner of Appaloosa Management L.P. Appaloosa Management L.P. is the general partner of Appaloosa Investment Limited Partnership I and acts as an investment advisor to Palomino Fund Ltd. According to the Schedule 13D/A, Appaloosa Management L.P., Appaloosa Partners, Inc. and Mr. Tepper may be deemed to have the sole voting and dispositive power with respect to 5,001,821 shares of Common Stock, of which 2,521,394 represent shares issuable upon exercise of the Series A and Series B warrants which are currently exercisable. The address of Appaloosa Management L.P., Appaloosa Partners, Inc., and Mr. Tepper is 26 Main Street, 1st Floor, Chatham, New Jersey 07928.

(4)	The number of shares of Common Stock shown in the table includes shares issuable upon the exercise of 1,280,640 Series A warrants and 3,201,599 Series B warrants. See notes 2, 3 and 6.

(5)	Based on a Schedule 13D/A filed by Stephen Feinberg dated November 19, 2002 with the SEC. The Schedule 13D/A indicates that Cerberus Partners, L.P. is the holder of 15,900 shares of Common Stock, Cerberus Institutional Partners, L.P. is the holder of 276,134 shares of Common Stock, Cerberus International, Ltd. is the holder of 710,536 shares of Common Stock and various other private investment funds own in the aggregate 353,051 shares of Common Stock. Based on the Schedule 13D/A, Stephen Feinberg possesses sole power to vote and direct the disposition of all securities described in the immediately preceding sentence. The address of Mr. Feinberg is 450 Park Avenue, 28th Floor, New York, New York 10022.

(6)	Based on a Schedule 13D/A filed by Franklin Mutual Advisers, LLC dated January 9, 2002 with the SEC. According to the Schedule 13D/A, the Common Stock is beneficially owned by one or more open-end investment companies or other management accounts of FMA. Under its advisory contracts, FMA has sole voting and investment discretion over these securities. The number of shares of Common Stock shown in the table includes shares issuable upon the exercise of 560,242 Series A warrants and 1,400,603 Series B warrants which are currently exercisable. Michael J. Embler is a Vice President of Franklin Mutual Advisers, LLC and disclaims beneficial ownership of shares held by FMA. See Note 2 above. The address of FMA is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(7)	Based on a Schedule 13G/A jointly filed by Ventas, Inc. and Ventas Realty, Limited Partnership dated December 31, 2002 with the SEC. According to the Schedule 13G/A, each of Ventas, Inc. and Ventas Realty, Limited Partnership has shared ownership and voting dispositive power with respect to these securities. Ventas, Inc. is the sole general partner of Ventas Realty, Limited Partnership, and the sole member of the only limited partner of Ventas Realty, Limited Partnership. The address of each of Ventas, Inc. and Ventas Realty, Limited Partnership is 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock to file initial stock ownership reports and reports of changes in ownership with the SEC. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2002.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth compensation earned during the three fiscal years ended December 31, 2002 by (1) the Chief Executive Officer of the Company and (2) the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options	All Other Compensation(4)
Edward L. Kuntz	2002	$819,600	$573,720	$65,391	—	40,000	$6,000
Chairman of the Board and Chief Executive Officer	2001 2000	795,700 771,630	1,392,475 1,120,125	123,902 113,695	$5,197,500 —	135,000 —	2,630,100 5,100

Paul J. Diaz	2002	$555,616	$405,000	—	—	117,500	$162,245
President and Chief Operating Officer

Richard A. Lechleiter	2002	$283,224	$191,176	—	—	24,800	$25,865
Senior Vice President, Chief Financial Officer and Treasurer	2001 2000	180,335 175,100	297,555 241,638	— —	$912,450 —	23,700 —	291,051 10,926

Richard E. Chapman	2002	$300,500	$202,839	—	—	10,000	$6,000
Chief Administrative and Information Officer and Senior Vice President	2001 2000	291,760 282,935	481,404 390,886	— —	$1,482,250 —	38,500 —	235,896 5,100

Frank J. Battafarano	2002	$265,300	$245,138	—	—	10,000	$14,940
President, Hospital Division	2001 2000	257,500 248,651	424,875 345,000	— —	$1,305,150 —	33,900 —	202,705 16,786

(1)	The amounts shown represent cash bonuses awarded under the Company’s short-term incentive plan and amounts earned under the Kindred Healthcare, Inc. 2000 Long-Term Incentive Plan. For the periods presented, the amounts earned under the Long-Term Incentive Plan by the Named Executive Officers were as follows:

Year	Mr. Kuntz	Mr. Diaz	Mr. Lechleiter	Mr. Chapman	Mr. Battafarano
2002	$204,900	$135,000	$63,725	$67,613	$59,693
2001	795,700	—	162,302	262,584	231,750
2000	540,750	—	110,313	178,448	157,500

Under the Long-Term Incentive Plan, amounts are earned based upon annual performance criteria and continued employment for three succeeding years.

(2)	These amounts represent travel and living expenses (including a gross-up for applicable taxes) paid to Mr. Kuntz of $40,500 for 2002 and $81,003 for each of 2001 and 2000 and certain transportation related benefits of $24,891, $42,899 and $32,692 for 2002, 2001 and 2000, respectively.

(3)	These amounts represent the fair market value on the date of grant of shares of restricted stock granted on May 21, 2001 to the Named Executive Officers as follows: Mr. Kuntz—135,000 shares; Mr. Lechleiter—23,700 shares; Mr. Chapman—38,500 shares; and Mr. Battafarano—33,900 shares. One-third of these shares vested on the date of grant and the remaining two-thirds vest as follows: 15% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 50% on the fourth anniversary of the grant date. Based on the closing price of $18.15 reported on the Nasdaq stock market for the Common Stock on December 31, 2002, the number and value of restricted stock held by the Named Executive Officers were as follows: Mr. Kuntz—125,000 shares valued at $2,268,750; Mr. Lechleiter—17,200 shares valued at $312,180; Mr. Chapman—31,000 shares valued at $562,650; and Mr. Battafarano—30,900 shares valued at $560,835. The Company does not pay dividends on its Common Stock, but the holder of restricted stock is entitled to dividends if paid.

(4)	In addition to certain amounts noted below, the amounts in this column include contributions for the benefit of the Named Executive Officers to the Company’s Retirement Savings Plan (“RSP”) and Deferred Compensation Plan (“DCP”) as follows:

	2002			2001			2000
	RSP	DCP	Total	RSP	DCP	Total	RSP	DCP	Total
Mr. Kuntz	$6,000	—	$6,000	$5,100	—	$5,100	$5,100	—	$5,100
Mr. Diaz	—	—	—	—	—	—	—	—	—
Mr. Lechleiter	6,000	$2,232	8,232	5,100	$2,172	7,272	5,100	$2,014	7,114
Mr. Chapman	6,000	—	6,000	5,100	—	5,100	5,100	—	5,100
Mr. Battafarano	6,000	8,182	14,182	5,100	7,963	13,063	5,100	7,383	12,483

The 2001 amounts also include Retention Bonuses (as defined below) paid to the Named Executive Officers as follows: Mr. Kuntz—$625,000; Mr. Lechleiter—$141,667; Mr. Chapman—$229,167; and Mr. Battafarano—$179,167. In addition, the amounts for 2001 for Mr. Kuntz and Mr. Lechleiter include Performance Bonuses (as defined below) of $2,000,000 and $137,500, respectively, for the successful implementation of the Plan of Reorganization. See “—Management Retention Plan.” In addition, the amounts include certain transportation related benefits for the following years:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Chapman
2002	$23,231	$17,633	$758	—
2001	—	4,612	10,475	$1,629
2000	—	3,812	4,303	—

The amount for Mr. Diaz also includes certain relocation benefits (including a gross-up for applicable taxes) of $139,014.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options to purchase shares of Common Stock granted to the Named Executive Officers in 2002:

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in 2002		Exercise Price Per Share(2)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name							5%		10%
Edward L. Kuntz	40,000	7.6%			$31.81	7/23/12		$800,205		$2,027,878
Paul J. Diaz	100,000 17,500	19.0 3.3	% %	$ $	38.75 31.81	1/28/12 7/23/12	$ $	2,436,967 350,090	$ $	6,175,752 887,197
Richard A. Lechleiter	14,800 10,000	2.8 1.9	% %	$ $	40.00 31.81	2/25/12 7/23/12	$ $	372,306 200,052	$ $	943,496 506,970
Richard E. Chapman	10,000	1.9%			$31.81	7/23/12		$200,052		$506,970
Frank J. Battafarano	10,000	1.9%			$31.81	7/23/12		$200,052		$506,970

(1)	All options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant, and have a ten-year term. All options become fully exercisable upon a change in control of the Company (as defined in the Kindred Healthcare, Inc. 2001 Stock Incentive Plan).

(2)	The exercise price and any tax withholding obligations related to exercise may be paid, at the discretion of the Executive Compensation Committee, in cash, in shares of Common Stock or in any other reasonable consideration deemed appropriate.

(3)	The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10% but before taxes associated with exercise. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No assurance can be given that the price of the Common Stock will appreciate at these rates or experience any appreciation.

Option Exercises and Holdings

The following table sets forth information concerning the exercise of options during 2002 and unexercised options held as of December 31, 2002 by the Named Executive Officers.

Aggregate Option Exercises in 2002

and Year-end Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/02		Value of Unexercised In-the-Money Options at 12/31/02(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward L. Kuntz	—	—	45,000	130,000	$0	$0
Paul J. Diaz	—	—	—	117,500	—	$0
Richard A. Lechleiter	—	—	7,900	40,600	$0	$0
Richard E. Chapman	—	—	12,833	35,667	$0	$0
Frank J. Battafarano	—	—	11,300	32,600	$0	$0

(1)	The value of unexercised options was calculated by subtracting the exercise price from the market value of the underlying Common Stock as of December 31, 2002. The market value of the Common Stock was $18.15 per share based on the closing price per share on the Nasdaq stock market on December 31, 2002.

Management Retention Plan

In November 1999, the Company received approval from the bankruptcy court to implement a management retention plan (the “Retention Plan”) to enhance the ability of the Company to retain key management employees during the reorganization period. The Retention Plan provided for the payment of up to an aggregate of $11 million in bonuses to various key employees of the Company. The Retention Plan consisted of two parts: (1) the payment of up to an aggregate of $7.3 million to key employees as retention bonuses (“Retention Bonuses”) and (2) the payment of up to an aggregate of $3.7 million to certain employees who contributed significantly to the successful completion of the Plan of Reorganization (“Performance Bonuses”). The Retention Bonuses were paid in three equal installments upon: (a) the bankruptcy court’s approval of the Retention Plan, (b) the effective date of the Plan of Reorganization and (c) three months following the effective date of the Plan of Reorganization. The Performance Bonuses were paid on the effective date of the Plan of Reorganization.

Employment and Other Agreements

The Company has entered into employment agreements with certain of its officers, including the Named Executive Officers. The agreements for the Named Executive Officers generally contain standard terms except as noted below. These agreements have a one year term but are extended automatically unless the Company notifies the Named Executive Officer. Upon such notification, the employment agreements will terminate in one year. The employment agreements provide a base salary and the ability of the Named Executive Officer to be eligible for bonuses and to participate in the Company’s incentive and other employee benefit plans. Until June 30, 2002, Mr. Kuntz’s agreement provided that the Company would pay $6,750 per month (which included a gross-up for applicable taxes), for travel and living expenses incurred by Mr. Kuntz. The base salaries for 2002 for the Named Executive Officers under the employment agreements were as follows: Mr. Kuntz—$819,600; Mr. Diaz—$600,000; Mr. Lechleiter—$185,800; Mr. Chapman—$300,500 and Mr. Battafarano—$265,300. Upon his promotion on February 25, 2002 to Senior Vice President, Chief Financial Officer and Treasurer, Mr. Lechleiter’s annual salary was increased from $185,800 to $300,500. The Named Executive Officers may receive increases in their base salaries as approved by the Executive Compensation Committee.

Under certain circumstances, the employment agreements also provide for severance payments if the Named Executive Officer’s employment is terminated. If employment is terminated by reason of death or disability, the Named Executive Officer is entitled to a prorated portion of his target bonus. If the Named Executive Officer’s employment is terminated for cause, no additional payments are made under the employment agreements. If the Named Executive Officer’s employment is terminated for good reason (as defined in the employment agreements) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the employment agreements.

Upon an Involuntary Termination, Mr. Kuntz’s agreement provides for a cash payment equal to the prorated portion of his target bonus in the year of termination and three times his base salary and target bonus in the year of termination. In addition, Mr. Kuntz would be entitled to coverage under the Company’s employee benefit plans for three years, three years of additional vesting of restricted stock awards and stock options, and an additional three years in which to exercise the options. Mr. Kuntz’s agreement also requires the Company to provide substantially similar office space and the services of an administrative assistant for three years.

Upon an Involuntary Termination, Mr. Diaz’s agreement provides for a cash payment equal to the prorated portion of his target bonus in the year of termination and two times his base salary and target bonus in the year of termination. In addition, Mr. Diaz would be entitled to coverage under the Company’s employee benefit plans for two years, two years of additional vesting of restricted stock awards and stock options, and an additional two years in which to exercise the options. Mr. Diaz’s agreement also requires that if Mr. Diaz is not promoted to Chief Executive Officer of the Company before the second anniversary of his date of hire, Mr. Diaz will be credited immediately with an additional two years of vesting of all outstanding stock option awards. In addition, Mr. Diaz’s agreement provides that he shall be deemed employed with the Company as of January 1, 2002 for purposes of the Company’s short-term incentive plan and the Company’s Long-Term Incentive Plan.

Upon the Involuntary Termination of the other Named Executive Officers, their agreements provide for a cash payment equal to the prorated portion of their target bonus in the year of termination and one and one-half times their base salary and target bonus in the year of termination. In addition, they would be entitled to coverage under the Company’s employee benefit plans for 18 months, 18 months of additional vesting of restricted stock awards and stock options, and an additional 18 months in which to exercise such options.

The Company also has entered into Change in Control Severance Agreements with certain of its key employees, including the Named Executive Officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if: (a) the Company terminates the executive’s employment without cause or (b) the executive terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded the Named Executive Officers include: (a) a cash payment equal to three times base salary and target bonus as of the termination of employment; (b) continuation of health, life and disability insurance coverage for three years; (c) full vesting under the Company’s retirement savings plan; and (d) an additional payment for any excise taxes the Named Executive Officer may incur as a result of the change in control payments.

Compensation Committee Interlocks and Insider Participation

During 2002, the following persons served on the Executive Compensation Committee of the Board of Directors: John H. Klein (Chairman), Garry N. Garrison and David A. Tepper. None of the persons who served on the Executive Compensation Committee during 2002 were employees of the Company. Mr. Tepper is the general partner of Appaloosa Management L.P. Appaloosa Management L.P. has certain ongoing contractual relationships with the Company. See “Certain Relationships and Related Transactions.”

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board (the “Committee” or the “Executive Compensation Committee”) is composed entirely of independent directors. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual compensation and stock-based incentive compensation plans for the executive officers of the Company. The Company’s executive compensation policy is based upon principles designed to motivate and retain executive officers and to establish an appropriate relationship between executive pay and short-term and long-term performance. The key components of the Company’s compensation program are base salary, annual incentive awards and equity participation. These components are administered to provide total compensation that is competitive in the marketplace, rewards successful short-term and long-term financial and non-financial performance and aligns executive officers’ interests with those of shareholders.

The Committee reviews each component of executive compensation on an annual basis with the assistance of an independent consultant and the use of executive compensation surveys of comparable healthcare and service companies. The companies surveyed include some, but not all, of the companies covered in the indices included in the Performance Graph. The Committee’s policy is to target total executive compensation between the 50th and 75th percentiles of the marketplace as defined above.

Base Salary

Base salary for executive officers is determined by an assessment of overall Company performance, the individual executive officer’s performance, changes in executive officer responsibility and relevant industry survey findings. While certain aspects of performance can be measured in financial terms, the Committee also evaluates executives in areas of performance that are more subjective. These areas include the success of the executive officer in developing and executing the Company’s strategic plans, addressing the significant changes affecting the healthcare industry, developing key employees and exercising leadership. The Committee’s policy is to target executive base salaries at the 50th percentile of the marketplace as defined above.

Annual Incentive

The Executive Compensation Committee believes that a significant portion of total cash compensation for executive officers should be subject to the attainment of specific Company financial and quality criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. The Company’s incentive compensation plans are designed to reward officers and other designated key employees for the attainment of financial and quality performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage responsible and profitable growth while taking into account non-routine factors that may be integral to the success of the Company.

The Company maintains a short-term incentive compensation plan for executive officers and other key employees of the Company. The Committee establishes performance goals upon which the annual bonuses are based. Typically, these goals are based upon financial performance, accounts receivable collections and quality and performance goals for each eligible employee. Annual bonuses are based upon a percentage of the employee’s base salary. Target bonuses for 2002 were 60% of base salary for the Named Executive Officers. The annual incentive plan also provides additional compensation beyond the target bonuses for performance exceeding the targeted goals. Based upon the actual results achieved in 2002, the Executive Compensation Committee awarded bonuses to the Named Executive Officers under the short-term incentive plan for 2002 as follows: Mr. Kuntz—$282,762; Mr. Diaz—$207,000; Mr. Lechleiter—$97,712; Mr. Chapman—$103,673; and Mr. Battafarano—$167,139. For 2002, the Committee noted that the initial financial targets under the Company’s short-term incentive plan were not achieved primarily as a result of a significant increase in professional liability costs and substantial reductions in Medicare reimbursement to the Company’s nursing centers in the fourth quarter. The Committee did not anticipate these events in establishing the financial targets for 2002 and believes that these events had a substantial impact upon the ability of the participants to achieve the financial targets under the plan. Accordingly, the Committee in its discretion adjusted the financial targets for 2002 to take these events into account. Under the adjusted targets, additional awards under the short-term incentive plan for the Named Executive Officers were made as follows: Mr. Kuntz—$86,058; Mr. Diaz—$63,000; Mr. Lechleiter—$29,739; Mr. Chapman—$31,553; and Mr. Battafarano—$18,306. As a result of the Committee’s actions, approximately $7,680,000 of additional awards were earned by approximately 1,780 other participants under the short-term incentive plan.

During 2000, the Committee adopted the Company’s Long-Term Incentive Plan subject to consummation of the Plan of Reorganization. The Long-Term Incentive Plan provides for the payment of cash bonus awards to key employees of the Company upon attainment by the Company of specified performance goals. For each performance period, the Executive Compensation Committee selects plan participants who are in a position to contribute materially to the success of the Company and establishes the performance goal or goals to be measured under the plan. The performance periods under the plan cover one year. The plan currently includes approximately 550 participants, including key operating personnel at the Company’s hospitals, nursing centers and pharmacies. Participants are eligible to receive cash bonuses based upon a percentage of their base salary. These percentages vary depending upon the participant’s position within the Company and the extent to which the performance goals established by the Committee are attained. The maximum awards eligible under the plan as a percentage of base salary are 100% for the Chief Executive Officer and 90% for the other Named Executive Officers. No awards are granted under the plan until certain minimum levels of performance are reached. Cash awards are payable in equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. Based upon the initial goals established by the Committee for the 2002 performance period, the Company did not achieve the minimum levels of performance to receive an award under the plan. Similar to the short-term incentive plan, the Committee noted that the initial performance goals under the Long-Term Incentive Plan were not achieved primarily as a result of a significant increase in professional liability costs and substantial reductions in Medicare reimbursement to the Company’s nursing centers in the fourth quarter. The Committee did not anticipate these events in establishing the performance goals for 2002 and believes that these events had a substantial impact upon the ability of the participants to achieve the performance goals under the plan. Accordingly, the Committee in its discretion adjusted the performance goals for 2002 to take these events into account. Under the adjusted performance goals, the awards under the Long-Term Incentive Plan for the Named Executive Officers were as follows: Mr. Kuntz—$204,900; Mr. Diaz—$135,000; Mr. Lechleiter—$63,725; Mr. Chapman—$67,613; and Mr. Battafarano—$59,693. As a result of the Committee’s actions, approximately $2,937,000 of additional awards were earned by approximately 550 other participants under the Long-Term Incentive Plan. These awards generally will be paid in three equal annual installments beginning on or about December 31, 2003.

Equity Participation

The Executive Compensation Committee believes that equity participation is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company’s shareholders and the rewards provided to executive officers. Stock options and other stock-based compensation are granted to executive officers primarily based on the executive officer’s actual and potential contribution to the Company’s growth, long-term performance, and the practices of other companies in the long-term care industry. Stock-based compensation is designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of the Company’s shareholders. Stock-based compensation also provides an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Common Stock occurs over a number of years.

Upon his employment with the Company, the Committee granted to Mr. Diaz options to purchase 100,000 shares of Common Stock with an exercise price of $38.75 per share. These options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant.

In connection with his promotion to Senior Vice President, Chief Financial Officer and Treasurer, the Executive Compensation Committee granted to Mr. Lechleiter options to purchase 14,800 shares of Common Stock with an exercise price of $40.00 per share. These options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant.

On July 23, 2002 the Committee granted stock options to purchase a total of 185,100 shares of Common Stock to the officers of the Company. The number of shares of Common Stock underlying the 2002 stock option awards granted to the Named Executive Officers were as follows: Edward L. Kuntz—40,000 shares; Paul J. Diaz—17,500 shares; Richard A. Lechleiter—10,000 shares; Richard E. Chapman—10,000 shares; and Frank J. Battafarano—10,000 shares. These options have an exercise price of $31.81 per share, vest cumulatively in four annual installments of 25% and expire ten years from the date of grant.

The Executive Compensation Committee granted the stock options described above based upon its judgment that the number and terms were appropriate and desirable considering each executive officer’s actual and potential contribution to the Company and the practices of other companies in the long-term care industry. The assessment of actual and potential contribution was based on the Executive Compensation Committee’s subjective evaluation of each executive officer’s abilities, skills, efforts and leadership.

Compensation of the Chief Executive Officer

Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the compensation received by Edward L. Kuntz, Chairman of the Board and Chief Executive Officer of the Company, for services rendered in 2002. Under Mr. Kuntz’s guidance, the Company expanded its long-term hospital business and continued the growth of its pharmacy operations. Mr. Kuntz also provided the necessary leadership and strategic direction to address the difficult operating environment impacting the Company’s nursing center business. Based upon these accomplishments and upon executive compensation surveys, the Committee believes that the base salary, incentive bonuses, and option grant to Mr. Kuntz were fair and competitive. The assessment of actual and potential contribution was based on the Committee’s subjective evaluation of Mr. Kuntz’s abilities, skills, efforts and leadership.

Executive Compensation Tax Deductibility

The Omnibus Budget Reconciliation Act of 1993 amended the Internal Revenue Code (the “Code”) to provide generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by shareholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Executive Compensation Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to remain flexible to take actions which are deemed to be in the best interests of the Company and its shareholders. Such actions may not always qualify for tax deductibility under the Code.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

John H. Klein, Chairman

Garry N. Garrison

David A. Tepper

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (the “Audit Committee”) of the Company is currently comprised of four directors. Each member is independent and financially literate as defined in the Nasdaq listing standards.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2002 with the Company’s management and its independent auditors, PricewaterhouseCoopers LLP (“PwC”). Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal accounting controls. PwC is responsible for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee held eight meetings during 2002. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC the auditors’ independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee also reviewed the fees paid by the Company to PwC. The Company is early-adopting components of the proxy fee disclosure requirements. These requirements do not become effective until periodic annual filings for the first fiscal year ending after December 15, 2003. Aggregate fees for professional services rendered for the Company by PwC as of or for the years ended December 31, 2001 and 2002, were:

	2001	2002
Audit	$1,475,800	$822,700
Audit related	415,000	525,900
Tax	26,600	10,600
All other	281,900	5,800

Total	$2,199,300	$1,365,000

The audit fees for the years ended December 31, 2001 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, and issues associated with fresh-start accounting related to the Company’s emergence from bankruptcy. The audit related fees for the years ended December 31, 2001 and 2002 were primarily related to audits and related services associated with regulatory and compliance audits. Tax fees for the years ended December 31, 2001 and 2002 were for services related to option valuation services for tax purposes and miscellaneous tax consulting. All other fees as of the years ended December 31, 2001 and 2002 were for services rendered for certain valuation services and business recovery services.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence. As a matter of policy, the Audit Committee will pre-approve any professional services to be rendered by PwC.

The Audit Committee also discussed with the Company’s internal auditors and with PwC the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PwC, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent auditors included in the independent auditors opinion with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC.

All members of the Audit and Compliance Committee of the Company listed below submit the foregoing report.

AUDIT AND COMPLIANCE COMMITTEE

Isaac Kaufman, Co-Chairman

John H. Klein, Co-Chairman

James Bolin

Garry N. Garrison

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the Plan of Reorganization, the Company issued to certain claimholders in exchange for their claims an aggregate of (1) $300 million of senior secured notes, (2) 15,000,000 shares of Common Stock, (3) 2,000,000 Series A warrants, and (4) 5,000,000 Series B warrants. Each of the Series A warrants and the Series B warrants has a five-year term with an exercise price of $30.00 and $33.33 per share, respectively. As a result of the exchange described above, the holders of certain claims acquired control of the Company and the holders of the Company’s former common stock relinquished control.

In connection with the Plan of Reorganization, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and Ventas Realty, Limited Partnership (the “Rights Holders”). Mr. David A. Tepper, a director of the Company, is the President of Appaloosa Management L.P. Mr. Tepper also is the general partner of Appaloosa Management L.P. Mr. James Bolin, a director of the Company, was the Vice President and Secretary of Appaloosa Management L.P. until October 2002. Mr. Michael J. Embler, a director of the Company, is a Vice President of Franklin Mutual Advisers, LLC.

The Registration Rights Agreement requires the Company to use its reasonable best efforts to file, cause to be declared effective and keep effective for at least two years or until all of the Rights Holders’ shares of Common Stock or warrants are sold, a “shelf” registration statement covering sales of such Rights Holders’ shares of Common Stock and warrants or, in the case of Ventas, the distribution of some or all of the shares of the Common Stock that it owns to the Ventas stockholders. The Company filed the shelf registration statement on Form S-3 with the SEC on September 19, 2001. The shelf registration statement became effective on November 7, 2001.

The Registration Rights Agreement also provides that, subject to certain limitations, each Rights Holder has the right to demand that the Company register all or a part of the Common Stock and warrants acquired by that Rights Holder pursuant to the Plan of Reorganization, provided that the estimated market value of the Common Stock and warrants to be registered is at least $10 million in the aggregate or not less than 5% of the Common Stock and warrants. The Company is required to use its reasonable best efforts to effect any such registration. Such registrations will be at the Company’s expense, subject to certain exceptions.

In addition, under the Registration Rights Agreement, the Rights Holders have certain rights to require the Company to include in any registration statement that the Company files with respect to any offering of equity securities (whether for the Company’s own account or for the account of any holders of the Company’s securities) such amount of Common Stock and warrants as are requested by the Rights Holder to be included in the registration statement, subject to certain exceptions. Such registrations will be at the Company’s expense, subject to certain exceptions. As discussed below, the parties to the Registration Rights Agreement participated in the Company’s public equity offering in the fourth quarter of 2001.

Pursuant to Amendment No. 1 to the Registration Rights Agreement, dated as of August 13, 2001, the parties to the Registration Rights Agreement agreed to extend the deadline for the Company to file a “shelf” registration statement from 120 days to 150 days after the Effective Date. As noted above, the Company filed a shelf registration statement with the SEC on September 19, 2001, and the shelf registration statement was declared effective on November 7, 2001.

Pursuant to Amendment No. 2 to the Registration Rights Agreement, dated as of October 22, 2001, the parties to the Registration Rights Agreement agreed to an exception to certain restrictions in the Registration Rights Agreement to allow Ventas to distribute up to 350,000 shares of the Common Stock that it owns to its stockholders on or after December 24, 2001.

In the fourth quarter of 2001, the Company completed a public offering of approximately 3.6 million shares of its Common Stock priced at $46.00 per share. In the offering, the Company sold approximately 2.1 million newly issued shares and certain of the holders of five percent or more of the Common Stock participated in the offering as selling shareholders.

In connection with the Plan of Reorganization, the Company also entered into and assumed several agreements with Ventas. In addition to the Common Stock received by Ventas in the Plan of Reorganization, the Company amended and restated the Master Lease Agreements with Ventas and paid Ventas a $4.5 million cash payment in April 2001 as additional future rent. The Company also assumed and agreed to continue to perform its obligations under various agreements (the “Spin-off Agreements”) entered into at the time of the Spin-off. Descriptions of the agreements with Ventas are summarized below.

Master Lease Agreements and Related Transactions

Under the Plan of Reorganization, the Company assumed its original master lease agreements with Ventas and its affiliates and simultaneously amended and restated the agreements into four new master leases (the “Master Leases”). Under the Master Leases, Ventas has a right to sever properties from the existing leases in order to create additional leases, a device adopted to facilitate its financing flexibility. In such circumstances, the Company’s aggregate lease obligations remain unchanged. Ventas exercised this severance right with respect to Master Lease No. 1 to create a new lease of 40 nursing centers (the “CMBS Lease”) and mortgaged these properties in connection with a securitized mortgage financing. The CMBS Lease is in substantially the same form as the other Master Leases with certain modifications requested by Ventas’s lender and required to be made by the Company pursuant to the Master Leases. The transaction closed on December 12, 2001.

The following summary description of the Master Leases is qualified in its entirety by reference to the Master Leases and the CMBS Lease (collectively, the “Master Lease Agreements”), as filed with the SEC.

Term and Renewals

Each Master Lease Agreement includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the leased properties. There are several bundles of leased properties under each Master Lease Agreement, with each bundle containing approximately 7 to 12 leased properties. Other than the CMBS Lease which has only nursing center properties, each bundle contains both nursing centers and hospitals. All leased properties within a bundle have base terms ranging from 10 to 15 years beginning from May 1, 1998, subject to certain exceptions.

At the Company’s option, all, but not less than all, of the leased properties in a bundle may be extended for one five-year renewal term beyond the base term at the then existing rental rate plus the then existing escalation amount per annum. The Company may further extend for two additional five-year renewal terms beyond the first renewal term at the greater of the then existing rental rate plus the then existing escalation amount per annum or the then fair market value rental rate. The rental rate during the first renewal term and any additional renewal term in which rent due is based on the then existing rental rate will escalate each year during such term(s) at the applicable escalation rate.

The Company may not extend the Master Lease Agreements beyond the base term or any previously exercised renewal term if, at the time the Company seeks such extension and at the time such extension takes effect, (1) an event of default has occurred and is continuing or (2) a Medicare/Medicaid event of default (as described below) and/or a licensed bed event of default (as described below) has occurred and is continuing with respect to three or more leased properties subject to a particular Master Lease Agreement. The base term and renewal term of each Master Lease Agreement are subject to termination upon default by the Company (subject to certain exceptions) and certain other conditions described in the Master Lease Agreements.

Rental Amounts and Escalators

Each Master Lease Agreement is commonly known as a triple-net lease or an absolute-net lease. Accordingly, in addition to rent, the Company is required to pay the following: (1) all insurance required in connection with the leased properties and the business conducted on the leased properties, (2) certain taxes levied on or with respect to the leased properties (other than taxes on the net income of Ventas) and (3) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Under each Master Lease Agreement, the aggregate annual rent is referred to as base rent. Base rent equals the sum of current rent and accrued rent. The Company is obligated to pay the portion of base rent that is current rent, and unpaid accrued rent will be paid as set forth below.

From the effective date of the Master Lease Agreements through April 30, 2004, base rent will equal the current rent. Under the Master Lease Agreements, the annual aggregate base rent owed by the Company currently is $185.9 million. For the period from May 1, 2001 through April 30, 2004, annual aggregate base rent payable in cash will escalate at an annual rate of 3½% over the prior period base rent if certain revenue parameters are obtained. The Company paid rents to Ventas approximating $184.3 million for the year ended December 31, 2002, $135.6 million for the nine months ended December 31, 2001, $45.4 million for the three months ended March 31, 2001, and $181.6 million for 2000.

Each Master Lease Agreement also provides that beginning May 1, 2004, the annual aggregate base rent payable in cash will escalate at an annual rate of 2% (plus, upon the occurrence of certain events, an additional annual accrued escalator amount of 1½% of the prior period base rent) which will accrete from year to year including an interest accrual at the London Interbank Offered Rate plus 4½% to be added to the annual accreted amount. This interest will not be added to the aggregate base rent in subsequent years.

The unpaid accrued rent will become payable upon the refinancing of the Company’s existing credit agreements or the termination or expiration of the applicable Master Lease Agreement.

Reset Rights

During the one-year period commencing in July 2006, Ventas will have a one-time option to reset the base rent, current rent and accrued rent under each Master Lease Agreement to the then fair market rental of the leased properties. Upon exercising this reset right, Ventas will pay the Company a fee equal to a prorated portion of $5 million based upon the proportion of base rent payable under the Master Lease Agreement(s) with respect to which rent is reset to the total base rent payable under all of the Master Lease Agreements. The determination of the fair market rental will be effectuated through the appraisal procedures in the Master Lease Agreements.

Use of the Leased Property

The Master Lease Agreements require that the Company utilize the leased properties solely for the provision of healthcare services and related uses and as Ventas may otherwise consent. The Company is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare regulations. The Company also is obligated to operate continuously each leased property as a provider of healthcare services.

Events of Default

Under each Master Lease Agreement, an “Event of Default” will be deemed to occur if, among other things:

•	the Company fails to pay rent or other amounts within five days after notice,

•	the Company fails to comply with covenants, which failure continues for 30 days or, so long as diligent efforts to cure such failure are being made, such longer period (not over 180 days) as is necessary to cure such failure,

•	certain bankruptcy or insolvency events occur, including filing a petition of bankruptcy or a petition for reorganization under the Bankruptcy Code,

•	an event of default arising from our failure to pay principal or interest on our senior secured notes or any other indebtedness exceeding $50 million,

•	the maturity of the senior secured notes or any other indebtedness exceeding $50 million is accelerated,

•	the Company ceases to operate any leased property as a provider of healthcare services for a period of 30 days,

•	a default occurs under any guaranty of any lease or the indemnity agreements with Ventas,

•	the Company or its subtenant lose any required healthcare license, permit or approval or fail to comply with any legal requirements as determined by a final unappealable determination,

•	the Company fails to maintain insurance,

•	the Company creates or allows to remain certain liens,

•	the Company breaches any material representation or warranty,

•	a reduction occurs in the number of licensed beds in a facility, generally in excess of 10% (or less than 10% if the Company has voluntarily “banked” licensed beds) of the number of licensed beds in the applicable facility on the commencement date (a “licensed bed event of default”),

•	Medicare or Medicaid certification with respect to a participating facility is revoked and re-certification does not occur for 120 days (plus an additional 60 days in certain circumstances) (a “Medicare/Medicaid event of default”),

•	the Company becomes subject to regulatory sanctions as determined by a final unappealable determination and fails to cure such regulatory sanctions within its specified cure period for any facility,

•	the Company fails to cure a breach of any permitted encumbrance within the applicable cure period and, as a result, a real property interest or other beneficial property right of Ventas is at material risk of being terminated, or

•	the Company fails to cure the breach of any of the obligations of Ventas as lessee under any existing ground lease within the applicable cure period and, if such breach is a non-monetary, non-material breach, such existing ground lease is at material risk of being terminated.

Remedies for an Event of Default

Except as noted below, upon an Event of Default under one of the Master Lease Agreements, Ventas may, at its option, exercise the following remedies:

(1)    after not less than ten days’ notice to the Company, terminate the Master Lease Agreement to which such Event of Default relates, repossess any leased property, relet any leased property to a third party and require that the Company pay to Ventas, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the prime rate,

(2)    without terminating the Master Lease Agreement to which such Event of Default relates, repossess the leased property and relet the leased property with the Company remaining liable under such Master Lease Agreement for all obligations to be performed by the Company thereunder, including the difference, if any, between the rent under such Master Lease Agreement and the rent payable as a result of the reletting of the leased property, and

(3)    seek any and all other rights and remedies available under law or in equity.

In addition to the remedies noted above, under the Master Lease Agreements, in the case of a facility-specific event of default Ventas may terminate a Master Lease Agreement as to the leased property to which the Event of Default relates, and may, but need not, terminate the entire Master Lease Agreement. Each of the Master Lease Agreements includes special rules relative to Medicare/Medicaid events of default and licensed bed events of default. In the event a Medicare/Medicaid event of default and/or a licensed bed event of default occurs and is continuing (a) with respect to not more than two properties at the same time under a Master Lease Agreement that covers 41 or more properties and (b) with respect to not more than one property at the same time under a Master Lease Agreement that covers 21 to and including 40 properties, Ventas may not exercise termination or dispossession remedies against any property other than the property or properties to which the event of default relates. Thus, in the event Medicare/Medicaid events of default and licensed bed events of default would occur and be continuing (a) with respect to one property under a Master Lease Agreement that covers less than 20 properties, (b) with respect to two or more properties at the same time under a Master Lease Agreement that covers 21 to and including 40 properties, or (c) with respect to three or more properties at the same time under a Master Lease Agreement that covers 41 or more properties, then Ventas would be entitled to exercise all rights and remedies available to it under the Master Lease Agreements.

Assignment and Subletting

Except as noted below, the Master Lease Agreements provide that the Company may not assign, sublease or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control, without the consent of Ventas, which may not be unreasonably withheld if the proposed assignee (1) is a creditworthy entity with sufficient financial stability to satisfy its obligations under the related Master Lease Agreement, (2) has not less than four years experience in operating healthcare facilities, (3) has a favorable business and operational reputation and character and (4) has all licenses, permits, approvals and authorizations to operate the facility and agrees to comply with the use restrictions in the related Master Lease Agreement. The obligation of Ventas to consent to a subletting or assignment is subject to the reasonable approval rights of any mortgagee and/or the lenders under its credit agreement. The Company may sublease up to 20% of each leased property for restaurants, gift shops and other stores or services customarily found in hospitals or nursing centers without the consent of Ventas, subject, however, to there being no material alteration in the character of the leased property or in the nature of the business conducted on such leased property.

In addition, each Master Lease Agreement allows the Company to assign or sublease (a) without the consent of Ventas, 10% of the nursing center facilities in each Master Lease Agreement and (b) with Ventas’s consent (which consent will not be unreasonably withheld, delayed or conditioned), two hospitals in each Master Lease Agreement, if either (i) the applicable regulatory authorities have threatened to revoke an authorization necessary to operate such leased property or (ii) the Company cannot profitably operate such leased property. Any such proposed assignee/sublessee must satisfy the requirements listed above and it must have all licenses, permits, approvals and other authorizations required to operate the leased properties in accordance with the applicable permitted use. With respect to any assignment or sublease made under this provision, Ventas agrees to execute a nondisturbance and attornment agreement with such proposed assignee or subtenant. Upon any assignment or subletting, the Company will not be released from its obligations under the applicable Master Lease Agreement.

Subject to certain exclusions, the Company must pay to Ventas 80% of any consideration received by the Company on account of an assignment and 80% (50% in the case of existing subleases) of sublease rent payments (approximately equal to revenue net of specified allowed expenses attributable to a sublease, and specifically defined in the Master Lease Agreements), provided that Ventas’s right to such payments will be subordinate to that of the Company’s lenders.

Ventas will have the right to approve the purchaser at a foreclosure of one or more of the Company’s leasehold mortgages by the Company’s lenders. Such approval will not be unreasonably withheld so long as such purchaser is creditworthy, reputable and has four years experience in operating healthcare facilities. Any dispute regarding whether Ventas has unreasonably withheld its consent to such purchaser will be subject to expedited arbitration.

Transactions Associated with the Master Lease Agreements

During 2002, the Company entered into transactions with Ventas regarding certain facilities leased under the Master Lease Agreements. These transactions are described below.

Under one of the Master Lease Agreements, the Company leases from Ventas a nursing center in Walpole, Massachusetts commonly known as Harrington House Nursing and Rehabilitation Center (the “Kindred Walpole Facility”). Ventas owned the Kindred Walpole Facility together with an adjacent independent/assisted living facility (the “Third Party Walpole Facility”) that was leased by a third party. Ventas desired to convert the Kindred Walpole Facility and the Third Party Walpole Facility into condominiums (the “Condominiumization”) to permit the third party to purchase the Third Party Walpole Facility from Ventas. Ventas informed Kindred that the third party was seeking to make this purchase in order to facilitate the financing of accommodations at the Third Party Walpole Facility by the third party’s residents.

The Kindred Walpole Facility was contained within the boundaries of one condominium unit forming a part of the condominium and its appurtenant “limited common elements” and the Third Party Walpole Facility was contained within the boundaries of the other condominium unit forming a part of the condominium and its appurtenant “limited common elements.” In addition, a portion of the property being subjected to the Condominiumization will, as a “general common element,” be the responsibility of a condominium association (the costs of which are to be split evenly between the owners of each unit). With the exception of the “general common elements,” the owners of each unit will be responsible for the maintenance and operation of such units and any “limited common elements” appurtenant thereto.

In order to reflect that the Kindred Walpole Facility will be part of a condominium, it was necessary to amend the Master Lease Agreement solely with respect to the Kindred Walpole Facility. Following the Condominiumization, the Master Lease Agreement will be subordinate to certain condominium documents. It is not anticipated that this transaction will materially impact any other rights or obligations (monetary or otherwise) with respect to the Kindred Walpole Facility. The Company did not receive any consideration for this transaction other than reimbursement by Ventas of attorney’s fees and title examination expenses directly related to the transaction. The Condominiumization transaction was completed on December 19, 2002.

Under one of the Master Lease Agreements, the Company leased from Ventas a hospital known as the Northern Virginia Community Hospital in Arlington, Virginia. Ventas entered into an agreement dated as of May 31, 2002 with the Northern Virginia Community Hospital, LLC (“NVCH”) to sell the hospital to NVCH. Since the Company was not generating a profit at the hospital, it agreed to terminate the provisions of the Master Lease Agreement specifically as it relates to the hospital and to transfer operating control of the hospital to NVCH. The Company also entered into an operations transfer agreement dated, as of June 5, 2002, with NVCH under which the Company transferred certain inventory, supplies, leases, contracts, and operating control of the hospital to NVCH effective as of June 20, 2002. The Company received no portion of the sale proceeds, but rent and other lease obligations specific to the hospital, were terminated subsequent to June 2, 2002. The Company further agreed to sell certain equipment to NVCH for $150,000.

Under one of the Master Lease Agreements, the Company leases from Ventas a hospital known as the Kindred Hospital in Mansfield, Texas. In June 2000, the hospital sustained severe water damage from an intensive rainstorm and all patients were relocated to other facilities. The Company subsequently restored, but chose not to reopen the hospital. Ventas and the Company entered into a Forbearance Agreement pursuant to which Ventas agreed to forbear, until October 31, 2001, from declaring an event of default pursuant to the Master Lease Agreement for the Company’s failure to reopen the hospital. Ventas made periodic extensions of the

Forbearance Agreement while the Company attempted to find a buyer or sublessee for the hospital. Subsequently, the Company agreed to enter into negotiations to sublease the hospital to an unrelated third party. The third party informed the Company that it preferred to purchase the hospital rather than sublease it. In order to obtain further extensions of the Forbearance Agreement, the Company agreed to pay Ventas a $50,000 non-refundable extension fee. The third party subsequently entered into a purchase and sale agreement with Ventas dated May 29, 2002 to purchase the hospital. The third party subsequently terminated the purchase agreement on June 25, 2002, agreed to reinstate the purchase agreement and then again terminated the purchase agreement on July 9, 2002. Ventas then informed the Company that the Company would be required to reopen the hospital on or prior to September 4, 2002. The Company reopened the hospital on August 30, 2002.

Spin-off Agreements and other Arrangements Under the Plan of Reorganization

In order to govern certain of the relationships between the Company and Ventas after the Spin-off and to provide mechanisms for an orderly transition, the Company entered into the Spin-off Agreements with Ventas at the time of the Spin-off. Except as noted below, the following agreements between Ventas and the Company were assumed by the Company and certain of these agreements were simultaneously amended in accordance with the terms of the Plan of Reorganization.

Tax Allocation Agreement and Tax Refund Escrow Agreement

The Tax Allocation Agreement, entered into at the time of the Spin-off, was assumed by the Company under the Plan of Reorganization and then amended and supplemented by the Tax Refund Escrow Agreement (as defined below). Both of these agreements are described below.

The Tax Allocation Agreement provides that the Company will be liable for, and will hold Ventas harmless from and against, (1) any taxes of the Company and its then subsidiaries (the “Kindred Group”) for periods after the Spin-off, (2) any taxes of Ventas and its then subsidiaries (the “Ventas Group”) or the Kindred Group for periods prior to the Spin-off (other than taxes associated with the Spin-off) with respect to the portion of such taxes attributable to assets owned by the Kindred Group immediately after completion of the Spin-off and (3) any taxes attributable to the Spin-off to the extent that the Company derives certain tax benefits as a result of the payment of such taxes. Under the Tax Allocation Agreement, the Company would be entitled to any refund or credit in respect of taxes owed or paid by the Company under (1), (2) or (3) above. The Company’s liability for taxes for purposes of the Tax Allocation Agreement would be measured by Ventas’s actual liability for taxes after applying certain tax benefits otherwise available to Ventas other than tax benefits that Ventas in good faith determines would actually offset tax liabilities of Ventas in other taxable years or periods. Any right to a refund for purposes of the Tax Allocation Agreement would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of Ventas.

Under the Tax Allocation Agreement, Ventas would be liable for, and would hold the Company harmless against, any taxes imposed on the Ventas Group or the Kindred Group other than taxes for which the Kindred Group is liable as described in the above paragraph. Ventas would be entitled to any refund or credit for taxes owed or paid by Ventas as described in this paragraph. Ventas’s liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Kindred Group’s actual liability for taxes after applying certain tax benefits otherwise available to the Kindred Group other than tax benefits that the Kindred Group in good faith determines would actually offset tax liabilities of the Kindred Group in other taxable years or periods. Any right to a refund would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Kindred Group.

On the Effective Date, the Company entered into the Tax Refund Escrow Agreement and First Amendment to the Tax Allocation Agreement (the “Tax Refund Escrow Agreement”) with Ventas governing the Company’s and Ventas’s relative entitlement to certain tax refunds received on or after September 13, 1999 by Ventas or the

Company for the tax periods prior to and including the Spin-off that each has received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement. Under the terms of the Tax Refund Escrow Agreement, refunds (“Subject Refunds”) received on or after September 13, 1999 by either Ventas or the Company with respect to federal, state or local income, gross receipts, windfall profits, transfer, duty, value-added, property, franchise, license, excise, sales and use, capital, employment, withholding, payroll, occupational or similar business taxes (including interest, penalties and additions to tax, but excluding certain refunds), for taxable periods ending on or prior to May 1, 1998 (“Subject Taxes”) were deposited into an escrow account with a third party escrow agent on the Effective Date.

The Tax Refund Escrow Agreement provides that each party shall notify the other of any asserted Subject Tax liability of which it becomes aware, that either party may request that asserted liabilities for Subject Taxes be contested, that neither party may settle such a contest without the consent of the other, that each party shall have a right to participate in any such contest, and that the parties generally shall cooperate with regard to Subject Taxes and Subject Refunds and shall mutually and jointly control any audit or review process related thereto. The funds in the escrow account may be released from the escrow account to pay Subject Taxes and as otherwise provided therein.

The Tax Refund Escrow Agreement provides generally that Ventas and the Company waive their respective rights under the Tax Allocation Agreement to make claims against each other with respect to Subject Taxes satisfied by the escrow funds, notwithstanding the indemnification provisions of the Tax Allocation Agreement. To the extent that the escrow funds are insufficient to satisfy all liabilities for Subject Taxes that are finally determined to be due (such excess amount, “Excess Taxes”), the relative liability of Ventas and the Company to pay such Excess Taxes shall be determined as provided in the Tax Refund Escrow Agreement. Disputes under the Tax Refund Escrow Agreement, and the determination of the relative liability of Ventas and the Company to pay Excess Taxes, if any, are governed by the arbitration provision of the Tax Allocation Agreement.

Interest earned on the escrow funds or included in refund amounts received from governmental authorities will be distributed equally to Ventas and the Company on an annual basis. For the years ended December 31, 2002 and 2001, the Company recorded approximately $261,000 and $368,000, respectively, of interest income related to the escrow funds. Any escrow funds remaining in the escrow account after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds (because of the expiration of statutes of limitation or otherwise) will be distributed equally to Ventas and the Company.

Agreement of Indemnity-Third Party Leases

In connection with the Spin-off, Ventas assigned its former third party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a guarantor of tenant to the Company. The lessors of these properties may claim that Ventas remains liable on these third party leases assigned to the Company. Under the terms of the Agreement of Indemnity-Third Party Leases, the Company has agreed to indemnify and hold Ventas harmless from and against all claims against Ventas arising out of these third party leases. Under the Plan of Reorganization, the Company assumed and agreed to fulfill its obligations under the Agreement of Indemnity-Third Party Leases.

Agreement of Indemnity-Third Party Contracts

In connection with the Spin-off, Ventas assigned its former third party guaranty agreements to the Company. Ventas may remain liable on these third party guarantees assigned to the Company. Under the terms of the Agreement of Indemnity-Third Party Contracts, the Company has agreed to indemnify and hold Ventas harmless from and against all claims against Ventas arising out of these third party guarantees assigned to the Company. The third party guarantees were entered into in connection with certain acquisitions and financing transactions that occurred prior to the Spin-off. Under the Plan of Reorganization, the Company assumed and agreed to fulfill its obligations under the Agreement of Indemnity-Third Party Contracts.

Assumption of other Liabilities

In connection with the Spin-off, the Company agreed to assume and to indemnify Ventas for any and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the Spin-off. The indemnification provided by the Company also covers losses, including costs and expenses, which may arise from any future claims asserted against Ventas based on these healthcare operations. In addition, at the time of the Spin-off, the Company agreed to assume the defense, on behalf of Ventas, of any claims that were pending at the time of the Spin-off, and which arose out of the ownership or operation of the healthcare operations. The Company also agreed to defend, on behalf of Ventas, any claims asserted after the Spin-off which arise out of the ownership and operation of the healthcare operations. Under the Plan of Reorganization, the Company assumed and agreed to perform its obligations under these indemnifications.

Other Transactions with Ventas

In 1992, a third party and the Company’s subsidiary as trustees of a trust (the “Trust”) leased to a related partnership a nursing center, the ground on which the nursing center is located and the right to use the parking lot adjacent to the nursing center. The ground lease expires in 2089. In connection with the Spin-off, Ventas transferred, by bill of sale, its 50% general partnership interest in the partnership to the Company, but inadvertently did not transfer its interest in the Trust to the Company. On June 24, 2002 Ventas resigned as trustee of the Trust, effective as of April 30, 1998, and the Company was appointed trustee of the Trust. No payment was made to Ventas in connection with this transaction.

Other Related Party Transactions

Dr. Thomas P. Cooper, a nominee for election to the Board of Directors, is the Chairman, Chief Executive Officer and shareholder of Vericare, Inc. (“Vericare”). Vericare has contracts to provide mental health services to 15 skilled nursing facilities operated by the Company. Under these contracts, Vericare bills the individual resident or the appropriate third party payor for the services provided by Vericare. The Company does not pay Vericare for these services nor does Vericare make any payments to the Company related to these services.

During 2002, the Company paid approximately $318,600 for legal services rendered by the law firm of Shaw Pittman LLP. The son of Edward L. Kuntz, Chairman and Chief Executive Officer of the Company, was employed by that firm through August 2002. The Company also paid approximately $1,280,300 for legal services rendered by the law firm of Reed Smith LLP. Mr. Kuntz’s son has been employed as an associate of Reed Smith since October 2002. The fees paid to Shaw Pittman and Reed Smith represent approximately 1.5% and 5.9%, respectively, of the legal fees paid by the Company in 2002. It is anticipated that Reed Smith will provide legal services to the Company in 2003.

PERFORMANCE GRAPH

The following graph summarizes the cumulative total return to stockholders of the Company’s Common Stock from April 26, 2001, the first day of its trading on the OTC Bulletin Board, and its subsequent trading on the Nasdaq National Market beginning November 8, 2001 to December 31, 2002, compared to the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Standard & Poor’s 1500 Health Care Index (formerly referred to as the Standard & Poor’s Super Health Care Facilities Index) (the “S&P 1500 Health Care Index”). The graph assumes an investment of $100 in each of the Company’s Common Stock, the S&P 500 Index, and the S&P 1500 Health Care Index on April 26, 2001, and also assumes the reinvestment of all dividends.

	4/26/01	12/31/01	12/31/02
Kindred Healthcare, Inc.	$100	$168	$59
S&P 500 Index	100	94	73
S&P 1500 Health Care Index	100	103	82

INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP, Louisville, Kentucky, has been retained by the Company as independent auditors to audit the consolidated financial statements of the Company. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the next Annual Meeting of shareholders must be received by the Company by December 3, 2003 in order to be considered for inclusion in the Company’s proxy materials for such meeting.

In connection with the annual meeting of shareholders of the Company to be held in 2004, if the proponent of a shareholder proposal fails to notify the Company of such proposal, in conformity with the requirements of the Company’s bylaws, before 60, but no earlier than 90 days before such meeting, then management proxies will be allowed to use their discretionary voting authority on the proposal if raised at the annual meeting even if there is no discussion of the proposal in the proxy statement.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

ADDITIONAL INFORMATION

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Edward L. Kuntz

Chairman of the Board and

Chief Executive Officer

APPENDIX A

CHARTER FOR THE

AUDIT AND COMPLIANCE COMMITTEE OF THE BOARD OF DIRECTORS

KINDRED HEALTHCARE, INC.

Mission Statement

The Committee is appointed to assist the Board of Directors in monitoring (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent auditor’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent auditors; and (4) the Company’s compliance with applicable laws, regulations, and policies.

Organization

The Audit and Compliance Committee of the Board of Directors shall be comprised of at least three directors. The members of the Committee shall meet the independence, experience and expertise requirements under applicable laws and regulations and the rules of the NASDAQ Stock Market or any exchange upon which the Company’s common stock is principally traded. The member of the Committee shall be appointed and removed by the Board. The Board of Directors also shall designate a Committee Chairperson. The Committee shall meet at least four times annually and shall report to the Board of Directors on its findings and matters within the scope of its responsibility.

A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to the meeting. The Committee shall maintain minutes of all its meetings to document its activities and recommendations. The Committee shall review and reassess this Charter at least annually or more frequently as conditions dictate and recommend changes it considers appropriate to the Board for approval. The Committee shall annually review its own performance.

Committee Authority and Responsibilities

The Committee shall have the authority to retain and terminate any outside consultant or advisor it deems necessary to discharge its responsibilities and shall have sole authority to approve the fees and other retention terms of such consultant or advisor. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company. The Committee also may request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or consultants or advisors to the Committee.

Engagement and Relationships with Auditors

•	The Committee shall have the sole authority to appoint, evaluate and replace the independent auditors of the Company and its subsidiaries. The Committee shall have the sole authority to approve all audit engagement fees and terms and pre-approve all permissible non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities, except that the Committee may delegate to one or more members of the Committee who are independent directors the pre-approval of non-audit services, and any pre-approval by such member or members shall be presented to the Committee at each of its scheduled meetings.

•	Communicate to the independent auditors that they are ultimately accountable to the Audit and Compliance Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized and review such audit or review, including any comments or recommendations of the independent auditors.

•	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

•	At least annually, obtain and review a report by the independent auditors describing the independent auditors’ quality control procedures, issues raised by their most recent internal quality control reviews, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, in respect of one or more independent audits performed by the independent auditors and any steps taken to deal with any such issues.

•	Recommend to the Board policies for the Company’s hiring of employees and former employees of the independent auditors who were engaged on the Company’s account.

•	Review and, concur with or reject, management’s appointment, termination, or replacement of the Director of Internal Audit.

•	Review the internal audit function of the Company including the experience and qualification of the senior members of the internal auditors, the quality control procedures of the internal auditors, the independence and authority of the internal audit function’s reporting obligations, the proposed internal audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Review the significant reports from completed internal audits as well as management’s responses.

•	Receive prior to each meeting, a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Financial Reporting

•	Review the quarterly financial statements with financial management and the independent auditors, including disclosures made in management’s discussion and analysis, prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The Committee also shall discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement of Auditing Standards No. 71.

•	Review the audited financial statements to be contained in the annual report to shareholders with management and the independent auditors, including disclosures made in management’s discussion and analysis, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed. The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•

Discuss with financial management and the independent auditors the quality of the accounting principles and judgments used in preparing the financial statements, including the Company’s selection or application of, or changes in, accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analysis of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements, and material written communications between the management and independent auditors such as management letters and schedule of unadjusted differences.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review in separate meetings with the Company’s independent auditors, internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee should review whether recommendations made have been implemented by management. The Committee also shall review any fraud involving persons having a significant role in the internal controls.

•	Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures (whether financial, operational or otherwise) and assess the steps management has taken to control such risks or exposure.

•	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended from time to time, relating to the conduct of the audit.

•	Obtain from the independent auditors their report on compliance under Section 10A of the Securities Exchange Act of 1934, as amended.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements, compliance issues, and any material inquiries or reports from regulators or governmental agencies.

•	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit and Compliance Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, the cooperation that the independent and internal auditors received during the course of their audits, any audit problems or difficulties and management’s response and any accounting adjustments that were noted or proposed by the auditors but were not made due to immateriality or otherwise.

•	Prepare a report of the Audit and Compliance Committee as required to be included in the Company’s proxy statement.

•	Report the results of the annual audit to the Board of Directors. If the Committee considers it advisable or if requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit and Compliance Committee meeting during which the results of the annual audit are reviewed).

•	Include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

Corporate Compliance

•	Review and, concur with or reject, management’s appointment, termination, or replacement of the Corporate Compliance Officer.

•	Review and approve on an on-going basis the Company’s transactions with directors and officers of the Company and with firms that employ directors, as well as any other related party transactions.

•	Review the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of financial reporting to Federal health care programs.

•	Ensure that the Company adopts and implements policies and procedures designed to ensure compliance with all applicable statutes, regulations, policies and the Corporate Integrity Agreement.

•	Ensure that the Company has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions adequately.

•	Ensure that the Company adopts and implements policies and procedures that are designed to ensure that each individual cared for in the Company’s facilities receives the level of care required by law.

•	Be available to the Compliance Officer, the External Monitors and the Independent Review Organization to respond to any issues or questions that might arise under the Corporate Integrity Agreement.

•	Review with the Compliance Officer the steps the Company is taking to educate its employees regarding its Standards of Conduct and compliance issues.

•	Review with the Compliance Officer the types of issues reported to the Company through its compliance hotline and the results of any internal investigations initiated by the Company in response to compliance issues reported through the hotline or otherwise brought to the Company’s attention.

•	Investigate, or ask the General Counsel to investigate, any matter brought to the attention of the Committee within the scope of its duties, and obtain legal advice for this purpose, if, in its judgment, that is appropriate.

•	Carry out such other duties that may be delegated to it by the Board of Directors from time to time.

Limitation on Committee’s Responsibilities

•	While the Committee has the responsibility and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management.

PROXY

[KINDRED LOGO]

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET, LOUISVILLE, KENTUCKY 40202-2412

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 22, 2003

The undersigned hereby appoints Richard A. Lechleiter, Senior Vice President, Chief Financial Officer and Treasurer and Richard E. Chapman, Chief Administrative and Information Officer and Senior Vice President, or either of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of shareholders to be held at the Company’s offices, 680 South Fourth Street, Louisville, Kentucky 40202-2412, on Thursday, May 22, 2003, at 10:00 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess if then and there personally present, upon the matters described in the notice of annual meeting of shareholders and proxy statement, dated March 28, 2003, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment. The proposal set forth on the reverse hereof is proposed by the Company.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL BELOW.

The Board of Directors recommends a vote FOR the following proposal:

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Edward L. Kuntz, James Bolin, Thomas P. Cooper, M.D., Paul J. Diaz, Michael J. Embler, Garry N. Garrison, Isaac Kaufman and John H. Klein

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name above.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE:

DATE: